Exhibit 2.1

Execution Version

UNIT PURCHASE AGREEMENT

BY AND AMONG

DIVX LLC,

ROVI CORPORATION,

AND

PCF NUMBER 1, INC.

MARCH 28, 2014

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Transition Services Agreement

Exhibit B	Allocation (post-closing Exhibit)

SCHEDULES

Schedule I	Knowledge of the Company

Schedule II	Transferred Patents

Schedule 8.8	Rate Schedule

Schedule 11.2	Other Matter Schedule

i

Continued

Continued

Continued

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 28, 2014 (the “Agreement Date”) by and among; Rovi Corporation, a Delaware corporation (“Seller”); DivX LLC, a Delaware limited liability company and an indirect wholly-owned Subsidiary of Seller (the “Company”); and PCF Number 1, Inc., a Delaware corporation (“Buyer”).

RECITALS

A. The parties intend that, subject to the terms and conditions hereinafter set forth, Buyer shall purchase (the “Purchase”) from Seller and Seller shall sell to Buyer all of the limited liability interests in the Company (the “Units”) on the terms and subject to the conditions set forth in this Agreement.

B. The parties intend that, subject to the terms and conditions hereinafter set forth and those in the Taiwan Share Transfer Agreement, Buyer shall purchase from Seller and Seller shall cause its applicable Subsidiary to sell to Buyer all of the outstanding shares of capital stock of the Taiwan Entity (the “Taiwan Shares”) on the terms and subject to the conditions set forth in this Agreement and in the Taiwan Share Transfer Agreement (the “Taiwan Share Transfer,” together with the Purchase, collectively, the “Transaction”).

C. The Boards of Directors of each of Buyer, the Company and Seller have determined that the transactions contemplated by this Agreement are in the best interests of their respective stockholders, and have approved and declared advisable this Agreement and the transactions contemplated hereby.

D. Seller owns 100% of the Units of the Company and 100% of the Taiwan Shares.

E. Buyer, the Company and Seller desire to make certain representations, warranties, covenants and agreements in connection with the Transaction and to prescribe various conditions to the Transaction.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the fifth decimal place.

“Adjusted GAAP Revenue” means the revenue of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP but excluding any revenue of the Company and its Subsidiaries attributable to any entity, business or assets acquired by the Company or any of its Subsidiaries after the Closing Date.

“affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. law.

“Applicable Law” means, collectively, all United States federal, state, local or municipal laws, foreign laws, statutes, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments and decrees issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority applicable to the assets, properties and business (and any regulations promulgated thereunder) of the applicable company or entity.

“Antitrust Law” means, any federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraining of trade.

“Buyer Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Buyer by an officer or officers of Buyer at the Closing pursuant to ARTICLE IX, the Taiwan Share Transfer Agreement and each agreement or document (other than this Agreement) that Buyer is to enter into as a party thereto pursuant to this Agreement.

“Closing Payment” means fifty two million and five hundred thousand dollars ($52,500,000).

“Company Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of the Company by an officer or officers of the Company at the Closing pursuant to ARTICLE IX, the Taiwan Share Transfer Agreement and each agreement or document (other than the Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.

“Company Business” means the DivX and MainConcept businesses, which are engaged in developing, marketing and distributing audiovisual compression, streaming and playback technologies, including professional, consumer, content owner, service provider and OEM device end markets.

“Company IP” means Intellectual Property owned by the Company or any Subsidiary of the Company, including but not limited to the Transferred Patents.

“Contract” means any written, legally binding executory contract.

“control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of February 7, 2011, as amended and restated as of March 29, 2012, as further amended pursuant to that certain Amendment No. 1, dated as of February 12, 2013, and that certain Refinancing Amendment and Joinder Agreement dated as of April 9, 2013, by and among Rovi Solutions Corporation, a Delaware corporation, and Rovi Guides, Inc., a Delaware corporation, as borrowers, Seller and certain of its Subsidiaries from time to time party thereto, as guarantors, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.

“Disclosure Schedule” means the disclosure schedule dated as of the Agreement Date and delivered by the Company to Buyer on the Agreement Date listing any disclosures to be made pursuant to the representations and warranties of the Company herein.

“Encumbrance” means, with respect to any tangible or intangible asset, any mortgage, deed of trust, encumbrance, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), including with respect to any security, any adverse claim or third party right or interest, right of first refusal, preemptive right or restriction of any nature, or other right of third parties, whether voluntarily incurred or arising by operation of law, and including, without limitation, any agreements to give any of the foregoing in the future, and any contingent sale or other title retention agreement in the nature thereof. For purposes of clarification only, an inability to sell a security without registering such security for sale under the Securities Act or other federal or state securities laws shall not represent an Encumbrance. Notwithstanding the foregoing, the licenses listed on Section 3.11(d)(iii) of the Disclosure Schedule granting third parties licenses to the Transferred Patents shall not represent Encumbrances on the Transferred Patents.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” means 11:59 p.m. California time on the date that is twelve (12) months following the Closing Date.

“Financial Statements” means the unaudited statement of operations of the Company Business as of the Statement Date and the unaudited statement of assets and liabilities of the Company Business as of the Statement Date.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Authority” means any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority.

“Indebtedness” means (i) liabilities of the Company or any Subsidiary for borrowed money, whether short term or long term, (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments, (iii) obligations issued or assumed for the deferred purchase price of goods or services (but excluding accounts payable or accruals arising in the ordinary course of business consistent with past practice), (iv) obligations for the reimbursement of any obligor on any letter of credit or similar credit transaction servicing obligations of a person or of a type described in clauses (i), (ii) and (iii) above and (v) and (vi) below, (v) obligations under any lease of personal property required to be classified and accounted for as a capital lease in accordance with GAAP, and the amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP, (vi) guarantees of obligations of the type referred to in clauses (i) through (v) of other persons, and (vii) all interest, fees and other expenses, including prepayment penalties and other breakage fees, owed with respect to any of the obligations described in clauses (i) through (vi).

“Knowledge” means the actual knowledge of a particular fact, circumstance, event or other matter in question of the persons listed on Schedule I, which includes any knowledge any such person could reasonably be expected to have obtained in the regular course by executing his or her respective employment position at the Company.

“Material Adverse Effect” when used in connection with an entity means any change, event, circumstance, condition or effect that is, individually or in the aggregate, materially adverse to the financial condition, assets and liabilities (taken together), business, operations or results of operations of such entity and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following constitute or be taken into account in determining whether there has been or will be a Material

Adverse Effect with respect to an entity: (i) any effect resulting directly from the entity taking an action expressly required to be taken by it pursuant to the terms and conditions of this Agreement, (ii) with respect to the Company, any effect resulting from a change in the industry in which the Company operates or in the worldwide economy generally which does not effect the Company in a disproportionate manner relative to other participants in the industry, (iii) any adverse effect resulting from any change in Applicable Law or in accounting requirements or principles required under GAAP, (iv) any failure, by itself, to meet internal revenue or earnings projections, (v) any effect resulting from changes in law, rules or regulations applicable to the Company or its operations, (vi) any effect resulting from any acts of terrorism, war or natural disaster, or (vii) any effect resulting from or relating to the announcement, negotiation, execution or performance of this Agreement or the transactions contemplated hereby.

“Minimum Revenue Threshold” means (a) with respect to the First Earnout Period, $72,000,000, (b) with respect to the Second Earnout Period, an amount equal to (i) $72,000,000 plus (ii) the amount by which the Adjusted GAAP Revenue recognized by the Company and its Subsidiaries with respect to the First Earnout Period is less than $72,000,000, and (c) with respect to the Third Earnout Period, an amount equal to (i) $72,000,000 plus (ii) the amount by which the Adjusted GAAP Revenue recognized by the Company and its Subsidiaries with respect to the First Earnout Period and Second Earnout Period is less than $144,000,000 in the aggregate.

“Open Source Software” means any software that is subject to the GNU General Public License (GPL), the Lesser GNU Public License (LGPL), any “copyleft” license or any other license that requires as a condition of use, modification or distribution of such software that such software or other software combined or distributed with it be: (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; or (iii) redistributable at no charge; or (iv) licensed subject to a patent non-assert or royalty-free patent license.

“Permitted Encumbrances” means (A) statutory Encumbrances for taxes that are not yet due and payable; (B) statutory Encumbrances to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or other social security or similar programs mandated by Applicable Law; (D) statutory Encumbrances in favor of carriers, repairers, servicers, bailees, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like Encumbrances; (E) any minor imperfection of title or similar Encumbrances, charges or encumbrances which have arisen in the ordinary course of business and which individually or in the aggregate with other such Encumbrances, charges and encumbrances does not impair the value of the property subject to such Encumbrance, charge or encumbrance or the use of such property by the Company or its Subsidiaries; or (F) any security interest in the Units, and the assets of the Company and its Subsidiaries securing the guarantees by Seller, the Company and the Company’s Subsidiaries of the obligations under the agreements listed in Section 4.2 of the Disclosure Schedule, including without limitation the Credit Agreement; provided, however, that the security interests under the Credit Agreement shall be considered a Permitted Encumbrance only prior to the Closing Date (with respect to the Units) and prior to the Taiwan Closing Date (with respect to the Taiwan Shares), and by which applicable time, such security interest must be removed with respect to the Units and the Taiwan Shares and the assets of the Company which shall be conveyed free and clear of such security interest.

“Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Post-Closing Periods” means all taxable periods of the Company and each Subsidiary beginning after the Closing Date.

“Pre-Closing Periods” means all taxable periods of the Company and each Subsidiary ending on or before the Closing Date.

“Product” means DivX and MainConcept software products licensed to customers and end users.

“Securities Act” means the Securities Act of 1933, as amended.

“Statement Date” means December 31, 2013.

“Statement of Assets and Liabilities” means the unaudited statement of assets and liabilities of the Company Business as of the Statement Date included in the Financial Statements.

“Straddle Period” means any taxable period of the Company that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any other party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization or a majority of the profit interests in such other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. Notwithstanding anything to the contrary herein, the Taiwan Entity shall be deemed to be a Subsidiary of the Company for the purposes of this Agreement (including, without limitation, for purposes of the representations and warranties in ARTICLE III of this Agreement).

“Taiwan” means the Republic of China.

“Tax” means (a) all U.S. federal, state, municipal, local, non-U.S. or other taxes, imposts, levies, assessments and other charges (including interest and penalties thereon and additions thereto) imposed by any Governmental Authority, including without limitation all state income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, ad valorem, personal property, sales, use, license, stamp, documentary stamp, employment, payroll, social security, unemployment, disability, escheat, unclaimed property, estimated, or withholding taxes, and all customs and import duties, in each case whether disputed or not; and (b) any Liability for the payment of any amounts of the type described in clause (a) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group or being included in a Tax Return filed on an aggregate basis.

“Tax Return” means any return, statement, report, form, information return or claim for refund relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Total Consideration” means the sum of (i) the Closing Payment and (ii) the Earnout Amount.

“Transferred Patents” means the patents and applications for patents set forth on Schedule II, together with all foreign counterparts, reissues, reexaminations, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof.

Index of Other Defined Terms

Defined Terms	Section Reference
Action	3.5
Agreement	Preamble
Agreement Date	Preamble
Allocation	2.8(b)
Bankruptcy and Equity Exception	3.4(a)
Business Employees	3.14(a)
Buyer	Preamble
Buyer Benefit Plans	7.2(e)
Buyer Indemnitee	11.2
Claim Notice	11.4(a)
Closing	2.2
Closing Date	2.2
Company Software	3.11(h)
Company Transaction	8.5
Code	2.6
Company	Preamble
Company Specified Approvals	3.4(b)
Creator	8.6
Current Patent	11.2
DivX Entity Employees	3.14(a)
Earnout Amount	2.4(a)
Earnout Payments	2.4(a)
Earnout Period	2.4(a)
Earnout Report	2.4(a)
End Date	10.2(b)
Final Allocation	2.8(c)
Firm	8.4(a)
First Earnout Period	2.4(a)
Foreign Benefit Plans	3.14(c)
Fundamental Representations	11.1
HSR	3.4(b)
Indemnifiable Claim	11.4(a)
Indemnified Party	7.1(a)
Indemnitee	11.4(a)
Indemnitor	11.4(a)
Independent Contractors	3.14(b)
Infringement	7.4
Intellectual Property	3.11(c)
Licensed Parties	7.4
Losses	11.2
Material Contract	3.10(a)
Non-Disclosure Agreements	6.1
Non-DivX Entity Employees	3.14(a)
Nonsolicitation Period	7.3

Defined Terms	Section Reference
Objection Notice	2.4(b)
Purchase	Recitals
Registered IP	3.11(c)
Restricted Business	8.6
Restricted Period	8.6
Retained Employees	7.2(d)
Rovi Global Services	4.3
Special IP Representation	11.5
Seller	Preamble
Seller Affiliates	7.4
Seller Indemnitee	11.3
Seller Parties	7.4
Seller Products	7.4
Second Earnout Period	2.4(a)
Specified Matter	11.2
Start Date	7.2(a)
Sonic Solutions	4.2
Subsequent Acquisition	8.6
Taiwan Closing	2.1
Taiwan Closing Date	2.1
Taiwan Entity	4.3
Taiwan Entity Expenses	8.9
Taiwan Shares	Recitals
Taiwan Share Transfer	Recitals
Taiwan Share Transfer Agreement	8.9
Tax Controversy	12.4
Third Earnout Period	2.4(a)
Threshold Amount	11.5
Transfer Taxes	2.7
Transaction	Recitals
Transaction Agreements	8.4(a)
Transition Services Agreement	9.2(d)
Units	Recitals

ARTICLE II

THE UNIT PURCHASE

2.1 Agreement to Sell and Purchase. At the Closing, in consideration of the Total Consideration, Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Units (including, without limitation, all benefits and rights whatsoever attaching or accruing to such Units on or after the Closing Date), free and clear of any Encumbrance (other than (a) Permitted Encumbrances, (b) U.S. liens securing Seller’s obligations under the Credit Agreement, which (except as set forth in clause (c)) will be released and terminated at the time of Closing and (c) foreign liens set forth in Section 2.1 of the Disclosure Schedule, which may not be released and terminated by the Closing and which Seller will cause to be released and terminated as promptly as practicable following the Closing). At the closing of the Taiwan Share Transfer Agreement (the “Taiwan Closing”), Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Taiwan Shares, free and clear of any Encumbrance other than Permitted Encumbrances, and with the benefits of all rights whatsoever attaching or accruing to such Taiwan Shares on or after the date of the Taiwan Closing (the “Taiwan Closing Date”).

2.2 The Closing. The consummation of the transactions contemplated by this Agreement, other than the Taiwan Share Transfer (the “Closing”) shall take place on a date and at a time to be mutually agreed upon by Buyer and Seller, which date shall be no later than three (3) business days after the satisfaction or waiver of the last of the conditions set forth in ARTICLE IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing is held is herein referred to as the “Closing Date.” The Closing shall take place either (a) in person, in which case, at the offices of Cooley LLP, 3175 Hanover Street, Palo Alto, California, or (b) remotely by electronic or facsimile transmissions, in either case, commencing at 10:00 a.m., California time on the Closing Date, or at such other time or such other place as Buyer and Seller may mutually agree. The Taiwan Closing will occur as soon as practicable after the Closing Date.

2.3 Payment of Closing Payment at the Closing. At the Closing, Buyer shall cause the Closing Payment to be delivered to Seller by wire transfer of immediately available funds to such accounts as such Seller specifies in written instructions to Buyer prior to the Closing. In connection with the Taiwan Share Transfer pursuant to Section 8.9 hereto, Buyer acknowledges and agrees that the fair value of the Taiwan Shares is included in the Total Consideration as consideration for the Taiwan Shares.

2.4 Earnout Payments.

(a) Subject to Section 11.8, Seller shall be entitled to receive up to three earnout payments (each such payment an “Earnout Payment” and all such payments collectively, the “Earnout Payments”) based upon the actual Adjusted GAAP Revenue recognized by the Company and its Subsidiaries with respect to each of the following twelve-month periods (each, an “Earnout Period”): (i) the twelve-month period commencing on the first calendar day of the first calendar month immediately after the Closing Date (the “First Earnout Period”), (ii) the twelve-month period immediately following the First Earnout Period (the “Second Earnout Period”), and (iii) the twelve-month period immediately following the Second Earnout Period (the “Third Earnout Period”). The Earnout Payment for each Earnout Period, if any, shall be an amount equal to the product of (a) an amount equal to (i) the amount of Adjusted GAAP Revenue recognized by the Company and its Subsidiaries with respect to such Earnout Period minus (ii) the applicable Minimum Revenue Threshold multiplied by (b) fifty percent (50%); provided, however, if the foregoing calculation for any Earnout Period results in an amount less than zero, the Earnout Payment for such Earnout Period shall be deemed to be zero. The aggregate amount of all such Earnout Payments shall be referred to in this Agreement as the “Earnout Amount.” Notwithstanding anything to the contrary herein, (a) in no event will the Earnout Amount exceed an amount equal to $22,500,000 in the aggregate, and (b) any Earnout Payment that would otherwise result in the Earnout Amount being greater than $22,500,000 in the aggregate shall be reduced to an amount that results in a total Earnout Amount of $22,500,000 in the aggregate. The Earnout Payment for each Earnout Period, if any, shall be paid no later than 60 days after the end of such Earnout Period. Each Earnout Payment shall be accompanied by a report (each, an “Earnout Report”) showing, in reasonable detail, the calculation of the Earnout Payment for such Earnout Period (for the avoidance of doubt, even if the amount of an Earnout Payment for a particular Earnout Period is zero, Buyer shall deliver an Earnout Report for such Earnout Period to Seller).

(b) If Seller desires to object to the amount of the Earnout Payment for any Earnout Period (including, without limitation, the fact that the Earnout Payment amount for such Earnout Period is zero), Seller must deliver to Buyer written notice of such objection (which shall include the basis of Seller’s objection in reasonable detail) (an “Objection Notice”) within 60 days after the delivery of the Earnout Report relating to such Earnout Period to Seller. If Seller does not provide an Objection Notice to Buyer within such 60 day period, the amount of such Earnout Payment as determined by Buyer shall be final, conclusive and binding on the parties. If Seller provides an Objection Notice to Buyer within such 60 day period, the parties will attempt in good faith to reach an agreement to resolve such dispute. If Buyer and Seller are unable to reach an agreement to resolve such dispute within 20 days following the date of the delivery to Buyer of the Objection Notice, either Seller or Buyer shall be entitled to cause an Independent Accounting Firm to review the disputed items or amounts relating to the applicable Earnout Payment; provided that the Independent Accounting Firm shall consider only those items or amounts as to which Seller and Buyer have disagreed. Each of the parties shall or shall cause its affiliates to make available to the Independent Accounting Firm books, records and work papers reasonably related to the disputed items or amounts. The Independent Accounting Firm shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth its determinations and such determinations shall be final, conclusive and binding on the parties. Any adjustments to the amount of the Earnout Payment shall be paid by the applicable party within 30 days following the date of determination by the Independent Accounting Firm. The costs, fees and expenses of the Independent Accounting Firm for such review and determination shall be borne 50% by Seller and 50% by Buyer.

2.5 Further Assurances. If, at any time before or after the Closing, any of the parties hereto reasonably believes or is advised by their attorneys that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Transaction or to carry out the purposes and intent of this Agreement at or after the Closing, then Seller, the Company, Buyer and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the Transaction and to carry out the purposes and intent of this Agreement.

2.6 Tax Withholding. Buyer or any agent of Buyer shall be entitled to deduct and withhold from the Total Consideration or other payment otherwise payable pursuant to this Agreement the amounts required to be deducted and withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld and paid to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Buyer and Seller shall use commercially reasonable efforts, to the extent permitted by Applicable Law, to minimize any applicable withholding Taxes.

2.7 Transfer Taxes. Buyer shall bear and pay, and shall reimburse Seller and its affiliates for, any sales taxes, use taxes, transfer taxes, documentary charges, value-added taxes, recording fees, filing fees or similar taxes, charges, fees or expenses that may become payable (whether by Seller or Buyer) in connection with the sale of the Units and the Taiwan Shares to Buyer or any of the other transactions contemplated by this Agreement (“Transfer Taxes”). The party required by any Applicable Law to file a tax return with respect to such Transfer Taxes shall do so within the time period prescribed by such Applicable Law, and Buyer shall promptly remit to Seller the amount of any Transfer Taxes so payable by Seller or any of its affiliates upon receipt of notice that such Transfer Taxes are payable. Buyer and Seller shall use commercially reasonable efforts, to the extent permitted by Applicable Law, to minimize any applicable Transfer Taxes.

2.8 Federal Income Tax Treatment; Allocation of Purchase Price.

(a) The Parties acknowledge and agree that the sale and purchase of the Units will be treated for federal and applicable state income tax purposes as a transfer to Buyer of the Company’s assets and liabilities by Seller and will file their tax returns and reports consistent with such treatment.

(b) For purposes of complying with the requirements of Section 1060 of the Code and the Treasury Regulations thereunder, the consideration for the Units shall be allocated among the assets of the Company in accordance with their respective fair market values as provided in the allocation schedule (the “Allocation”) to be determined as provided herein and to be attached following such determination as Exhibit C to this Agreement. Seller shall, within ninety (90) days after the Closing Date, prepare and furnish to Buyer the Allocation. For the avoidance of doubt, the Allocation shall not apply for GAAP purposes.

(c) Buyer shall have thirty (30) days to object in writing to the Allocation, which objection shall be made only if the Allocation as proposed by Seller is unreasonable, after which time (and assuming no such objection is made) the Allocation shall be final (the “Final Allocation”). If Buyer provides written notice to Seller prior to the end of such period that it objects to the Allocation in any respect, and Buyer and Seller cannot agree on such Allocation within twenty (20) days of the provision of such notice, such disagreement shall be resolved by an Independent Accounting Firm; provided that such Independent Accounting Firm shall apply the principles and methods set forth in this Section 2.8(c) (including the principle that Seller’s proposed Allocation shall be approved unless it is unreasonable), after which time the allocations determined by the Independent Accounting Firm shall become the Final Allocation. The Final Allocation, once determined, shall be annexed to this Agreement as Exhibit C. The Final Allocation shall be binding on the Parties for all tax reporting purposes and no party hereto shall take any position inconsistent with the Final Allocation.

(d) Each of the Parties agrees to prepare its federal, state and foreign income tax returns for all current and future tax reporting periods and file Form 8594 (and corresponding state forms) with respect to the purchase of the assets of the Company and its Subsidiaries in a manner consistent with the Allocation as finally determined hereunder. If any state, federal or foreign taxing authority challenges the Allocation, the party receiving notice of such challenge shall give the other party prompt written notice of such challenge, and the Parties shall cooperate in good faith in responding to it in order to preserve the effectiveness of the Allocation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures set forth in the Disclosure Schedule, the Company and the Seller represent and warrant to Buyer that the statements contained in this ARTICLE III are true and correct on and as of the Agreement Date (except to the extent expressly made as of an earlier date, in which case such statements are true and correct as of such date) and shall be true and correct at the Closing Date:

3.1 Organization and Good Standing. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite limited liability company power and limited liability company authority to own, operate and lease its properties and to carry on the Company Business. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, and where failure to be so qualified or licensed could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company. The Company is not in violation of its certificate of formation or other organizational documents, in each case as amended to date.

3.2 Subsidiaries. Each Subsidiary of the Company is identified on Section 3.2 of the Disclosure Schedule, together with a listing of the jurisdiction in which each such Subsidiary is organized. Each such Subsidiary is an entity duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed or organized. Each such Subsidiary has all requisite corporate power and corporate authority to own, operate and lease its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary and where failure to be so qualified or licensed could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. No Subsidiary is in violation of its certificate of incorporation or other organizational documents, in each case as amended to date.

3.3 Capitalization of the Company.

(a) Company Capitalization. The authorized units of the Company consists of 200,000,000 units, which constitute the Units, all of which are held by Seller. The Units have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, have been offered, issued, sold and delivered by the Company in compliance with all requirements of Applicable Law and the Company has received all consideration due to it in connection with the sale and issuance of such Units.

(b) No Other Rights. There are no interest appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any interest of the Company or any securities or debt convertible into or exchangeable for interest of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. There are no voting agreements, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to the Units. Assuming Buyer has the requisite power and authority to be the lawful owner of the Units, upon the Closing and upon Seller’s receipt of the Closing Payment, good and valid title to the Units will pass to Buyer, free and clear of all Encumbrances and Sellers will not have any continuing right, title or interest in and to the Units.

(c) Subsidiary Capitalization. Section 3.3(c) of the Disclosure Schedule sets forth a list of the number and type of equity securities held by the Company in each of the Subsidiaries identified in Section 3.2 of the Disclosure Schedule, the percentage of all outstanding equity interests for such Subsidiary represented by the securities held by the Company and a summary of all outstanding options or similar arrangements to acquire equity securities of such Subsidiaries. Except as set forth on Section 3.3(c) of the Disclosure Schedule, there are no options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any interest of any Subsidiary or any securities or debt convertible into or exchangeable for interest of any Subsidiary or obligating any Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. There are no voting agreements, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to the voting of shares of capital stock of any such Subsidiary.

3.4 Corporate Authority Relative to This Agreement; No Violation; Sufficiency.

(a) The Company has all requisite limited liability company power and limited liability company authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the Transaction. The execution, delivery and performance by the Company of this Agreement and the Company Ancillary Agreements, have been duly and validly approved and authorized by the Company and constitutes, or when executed and delivered will constitute, the valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to the availability of the equitable remedies of specific performance or injunctive relief (the “Bankruptcy and Equity Exception”).

(b) The execution, delivery and performance by the Company of this Agreement and the Company Ancillary Agreements and the consummation of the Transaction by the Company does not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority other than (i) compliance with the applicable requirements of the the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), and (ii) the other consents and/or notices set forth on Section 3.4(b) of the Disclosure Schedule (collectively, clauses (i) and (ii), the “Company Specified Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) have a material impact on the Company, the Company Business or the collection of assets of the Company and its Subsidiaries (which collection of such assets taken as a whole), or (B) prevent or materially delay the consummation of the Transaction.

(c) Assuming receipt of or compliance with the Company Specified Approvals, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transaction and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation in any material respect, of any provision of any Applicable Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease or other material contracts binding upon the Company or any of its Subsidiaries or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Company or any of its Subsidiaries.

(d) Except as set forth on Section 3.4(d) of the Disclosure Schedule, the assets of the Company and its Subsidiaries constitute all of the assets necessary and sufficient to conduct the Company Business after the Closing in the same manner conducted by the Seller as of the date hereof (assuming for the purposes of this representation, the continued availability of the services to be provided by Seller and its Subsidiaries pursuant to the Transition Services Agreement). The Company and its Subsidiaries have good and marketable title to, free and clear of all Encumbrances (other than Permitted Encumbrances), or a valid leasehold interest in, such assets (other than Intellectual Property which shall be governed by Section 3.11).

3.5 Litigation. There is no (a) outstanding judgment, order, decree, award, stipulation or injunction of any Governmental Authority against the Company which seeks to or is reasonably likely to have the effect of preventing the Company from consummating the Transaction, or (b) action, suit, arbitration or hearing, whether civil, criminal or administrative (“Action”), by or before any Governmental Authority or arbitrator or any appeal from any of the foregoing pending, or to the Knowledge of the Company, threatened, against the Company which, if resolved adversely to the Company would be reasonably likely to have a Material Adverse Effect or impair the Company’s ability to consummate the Transaction.

3.6 Taxes. All Taxes of the Company and its Subsidiaries for any period (or portion thereof) ending on or prior to the Closing Date have been or will be paid on or before the Closing Date. The Company and its Subsidiaries have duly and timely filed (or will file prior to the applicable due date) such returns and reports of Taxes as are required to be filed prior to Closing, and all such returns and reports are true, correct, and complete in all material respects. The Company and each of its Subsidiaries have duly and timely withheld all amounts required to be withheld. Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or Tax sharing agreement (other than commercial agreements entered into in the ordinary course of business the principal purpose of which is unrelated to Taxes) with any person other than the Company and its Subsidiaries that will impose any obligation for Taxes arising after the Closing Date. No Subsidiary has ever constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify or tax-free treatment under Section 355 of the Code. There are no liens for Taxes on any of the Company’s or its Subsidiaries’ assets other than permitted liens. There are no pending or, to the Knowledge of the Company, threatened, proceedings with respect to Taxes of the Company or any of its Subsidiaries, and there are no outstanding waivers or extensions of statutes of limitations with respect to assessments of Taxes of the Company or any of its Subsidiaries. No agreement or arrangement regarding compensation of any Business Employee requires any payments which will result in the disallowance of any Tax deduction for Buyer pursuant to Section 162(m), 404 or 280G of the Code or an excise Tax to the recipient of such payment pursuant to Section 4999 of the Code. As clarified on Section 3.6 of the Disclosure Schedule, since its formation, the Company has been an entity “disregarded from its owner” as described in Treasury Regulation Section 3.01.7701-3(b)(1) of the Code. None of the Company or any Subsidiaries will be required to include any item of income or gain in, or be required to exclude any item of deduction or loss from, any period ending after the Closing Date as a result of any (i) change in accounting method made by the Company or any Subsidiary prior to the Closing, (ii) closing or similar agreement with any taxing authority entered into by the Company or any Subsidiary prior to the Closing, (iii) election under Code Section 108(i) made prior to the Closing, (iv) use of an improper accounting method in a Pre-Closing Tax Period, (v) installment sale or open transaction, (vi) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law); or (vii) prepaid amount received on or prior to the Closing Date.

3.7 Financial Statements. The Company has delivered or made available to Buyer the Financial Statements. The Financial Statements have been prepared in good faith and derived from the financial books and records for the Company Business, and present fairly in all material respects the results of operations and the assets and liabilities of the Company Business for the periods set forth therein. The Financial Statements have been prepared in accordance with GAAP except that they do not include stock compensation expense, including the related payroll taxes, depreciation, amortization of intangible assets, transaction, transition and integration costs, restructuring and asset impairment charges, foreign currency gains and losses, income tax accounting, or purchase accounting adjustments related to Seller’s acquisition of the Company Business. The Financial Statements also do not include corporate allocations for shared services such as information technology, facilities and accounting and legal services, among others. Section 3.7 of the Disclosure Schedule sets forth the revenue of the Company and its Subsidiaries for the three complete fiscal years of the Company prior to the Agreement Date, in accordance with GAAP.

3.8 Absence of Liabilities. The Company and its Subsidiaries (taken as a whole) do not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would exceed $250,000 individually or $1,000,000 in the aggregate except (a) as reflected or reserved against in the Statement of Assets and Liabilities, (b) for liabilities and obligations incurred in connection with or contemplated or permitted by this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business since the Statement Date, (d) for liabilities and obligations which have been discharged or paid in full, and (e) for liabilities and obligations (other than in respect of any breach of Contract, tort or violation of Applicable Law) relating to the performance of (i) any Material Contract listed on Section 3.10(a) of the Disclosure Schedule or (ii) any other Contract not required to be listed on Section 3.10(a) of the Disclosure Schedule to which the Company or a Subsidiaries is a party to, or is bound by.

3.9 Absence of Certain Changes or Events. From the Statement Date through the Agreement Date, except as otherwise contemplated, required or permitted by this Agreement, (i) the Company Business has been conducted, in all material respects, in the ordinary course of business and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the Agreement Date, would require the consent of Buyer under Section 6.2(a) of this Agreement. Since the Statement Date, there has not been any event or effect that has had a Material Adverse Effect.

3.10 Contracts.

(a) Section 3.10(a) of the Disclosure Schedule sets forth: (i) all currently active joint venture, partnership or similar Contracts related to the Company Business to which the Company or any of its Subsidiaries is a party or to which any of the Company’s or any of its Subsidiaries’ assets are subject to or bound; (ii) any indemnification, employment, consulting or other Contract with any executive officer of the Company or any of its Subsidiaries other than those Contracts terminable by the Company or any of its Subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to the Company or any such Subsidiary; (iii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or promissory notes relating to the borrowing of money, extension of credit or other indebtedness for borrowed money by the Company or any of its Subsidiaries, in each case for more than $50,000 individually or $250,000 in the aggregate; (iv) any Contract pursuant to which the Company or any of its Subsidiaries received or paid in excess of $500,000 during the twelve (12) months ended on December 31, 2013; (v) any Contract under which the Company or any of its Subsidiaries is the lessee or sublessee of, or holds or operates any real property or any personal property requiring payments of at least $500,000 during any twelve (12) month period; (vi) any Contract granting most favored customer pricing, preferred pricing, exclusive sales, distribution, marketing, or other exclusive rights, rights of first refusal or rights of first negotiation with respect to the software products of the Company, its Subsidiary or the Company Business; and (vii) any Contract required to be listed under Section 3.11(d)(i) or 3.11(d)(ii) of the Disclosure Schedule (collectively, the “Material Contracts”).

(b) Neither the Company nor any Subsidiary of the Company is in material breach of or default under the terms of any Material Contract and, to the Knowledge of the Company, no other party to any Material Contract is in material breach of or default under the terms of any Material Contract. Except for the Bankruptcy and Equity Exception, each Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto (and to the Knowledge of the Company, each other party thereto), and is in full force and effect.

3.11 Intellectual Property.

(a) The Company or a Subsidiary of the Company exclusively owns all right, title, and interest in and to the Company IP free and clear of any Encumbrances (other than the Permitted Encumbrances). Either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property (as defined below) that is material to the Company Business.

(b) Upon the consummation by the Company of the transactions contemplated by this Agreement, Seller and its affiliates will not own any Company IP.

(c) As of the Agreement Date, there are no pending or, to the Knowledge of the Company, threatened, claims by any Person alleging that the Company or any of its Subsidiaries, the Company Business or any Product infringes, misappropriates or otherwise violates the Intellectual Property of any Person. Since February 17, 2011, the conduct of the Company Business, including licensing of any Product, has not (directly or indirectly) infringed, misappropriated, or otherwise violated any Intellectual Property of any Person, in any material respect. Any Intellectual Property of third parties that is material to the Company Business is used only pursuant to valid and effective license agreements. To the Knowledge of the Company, since February 17, 2011, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. For purposes of this Agreement, “Intellectual Property” shall mean all intellectual property, including without limitation, all (i) patents, inventions (whether or not patentable), trademarks, service marks, trade names, Internet domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs (“Registered IP”), (iii) lists (including customer lists), proprietary information, processes, formulae, methods, schematics, technology, and know-how, (iv) computer software, including, but not limited to, object code, source code, and related documentation, data and databases, and all copyrights therein.

(d) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not (A) result in the breach of, or create in any third party the right to terminate or modify, or result in the payment of any additional fees under, any material Intellectual Property licenses of the Company or any Subsidiary, (B) result in a loss of, or Encumbrance on, any Company IP, (C) the release, disclosure, or delivery of any Company IP, including but not limited to any source code for a Product by or to any escrow agent or other Person, or (D) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP. Section 3.11(d)(i) of the Disclosure Schedule accurately identifies each Material Contract pursuant to which Intellectual Property is licensed to the Company or its Subsidiary (other than any non-customized software that is licensed in object code form pursuant to a non-exclusive, internal use software license on standard terms for less than $50,000). Section 3.11(d)(ii) of the Disclosure Schedule accurately identifies each Material Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right in, any Company IP (other than non-exclusive, internal use, object code software licenses granted to end user customers in the ordinary course of business pursuant to the Company’s standard form of end user license agreement). Section 3.11(d)(iii) of the Disclosure Schedule accurately identifies each licensee that licenses any Transferred Patents or is a beneficiary of a covenant not to assert with respect to any Transferred Patent, whether such licenses or covenants are granted by Seller, Company or any affiliate of Seller, and the parties to and duration of such licenses and covenants not to assert, and separately identifies, with those licensees and beneficiaries of the covenants not to assert marked with an asterisk in such schedule being limited to the interactive program guide (IPG) field of use.

(e) Section 3.11(e) of the Disclosure Schedule accurately identifies each item of Registered IP in which the Company has or purports to have an ownership interest of any nature. To the Knowledge of the Company, all Registered IP included in the Company IP are valid, enforceable, and in good standing.

(f) The Company takes commercially reasonable steps to protect and preserve its rights in any material Intellectual Property of the Company and its Subsidiaries (including executing confidentiality and intellectual property assignment agreements containing assignments of Intellectual

Property to the Company and confidentiality provisions protecting the Company IP) with current executive officers and current employees and contractors that have a material role in the development of or has access to the Company’s products, including software, and Intellectual Property of the Company and its Subsidiaries). To the Knowledge of the Company, no prior or current employee or officer or any prior or current consultant or contractor of the Company or any of its Subsidiaries has asserted or has any ownership in any Intellectual Property used by the Company or its Subsidiaries in the operation of their respective businesses (except for development agreements entered into with consultants and contractors in the ordinary course of business where the Company or any of its Subsidiaries was provided a license including terms sufficient to conduct the business of the Company or any of its Subsidiaries as needed by such consultants or contractors).

(g) Neither the Company nor any of its Subsidiaries has licensed any of the Intellectual Property owned by the Company and its Subsidiaries to any third party on an exclusive basis, nor has the Company or any of its Subsidiaries entered into any Contract limiting its ability to exploit fully any of such Intellectual Property, including software, except for any such Contract where such Intellectual Property is licensed on a non-exclusive basis in the ordinary course of business.

(h) Except as set forth on Section 3.11(h) of the Disclosure Schedule, to the Knowledge of the Company, no Open Source Software is embedded, integrated or incorporated into, bundled or distributed with, linking with or to, or otherwise made available with, any Product or any other software marketed, distributed, licensed, or sold by the Company or its Subsidiary (“Company Software”), whether such Company Software is distributed or provided on a software-as-a-service, web-based application, or other service basis.

3.12 Compliance With Applicable Laws and Other Regulations. The Company is not, and has not been at any time since February 17, 2011, in violation of or in default, in any material respect, under any Applicable Law by which the Company or its Subsidiaries or any of the assets the Company Business are bound or affected. To the Knowledge of the Company and its Subsidiaries, neither Seller, the Company, any of its affiliates, nor any other Person (for or on behalf of the Company or any affiliate) has, directly or indirectly, (a) made, received, or offered to make or receive, any payment which was not legal to make, to receive, or to offer; (b) made an illegal political contribution; or (c) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

3.13 Real Property. The Company has heretofore made available to Buyer true and complete copies of all material deeds of trust, leases, subleases or licenses relating to all real property owned, leased, subleased or licensed by the Company or any of its Subsidiaries. The Company or a Subsidiary of the Company owns and has valid title to all of its owned real property and has valid leasehold interests in all of its leased real properties, free and clear of all Encumbrances (except for Permitted Encumbrances and all other title exceptions, changes, defects, easements, restrictions, encumbrances and other matters, whether or not of record, which do not materially affect the continued use of the applicable real property for the purposes for which such real property is currently being used by the Company or a Subsidiary of the Company as of the Agreement Date).

3.14 Employees; Labor Matter.

(a) Section 3.14(a)(i) of the Disclosure Schedule contains a true and complete list, as of the Agreement Date, of all employees employed in the Company Business by the Company or one of its Subsidiaries (the “DivX Entity Employees”). Section 3.14(a)(ii) of the Disclosure Schedule contains a true and complete list, as of the Agreement Date, of all employees employed in the Company Business by Seller or one of its Subsidiaries other than the Company or one of the Company’s Subsidiaries (“Non-DivX Entity Employees,” together with the DivX Entity Employees, the “Business Employees”). Each

of Section 3.14(a)(i) of the Disclosure Schedule and Section 3.14(a)(ii) of the Disclosure Schedule includes the following information for each DivX Entity Employee or Non-DivX Entity Employee (as applicable) as of the Agreement Date: (i) name, (ii) title, wage, salary and target bonus, (iii) principal location of employment, (iv) date of hire, (v) employer, and (vi) whether such person is on a short or long-term disability leave or other leave of absence (other than vacation).

(b) Section 3.14(b) of the Disclosure Schedule contains a true and complete list, as of March 28, 2014, of all consultants and other independent contractors who are providing material services to the Company Business (the “Independent Contractors”), including (i) each Independent Contractor’s name, (ii) the type of services being provided by each Independent Contractor, (iii) the principal location where services are provided by each Independent Contractor and (iv) date when each Independent Contractor was retained by the Company. Copies of all Contracts relating to Independent Contractors used in the Company Business have been provided to Buyer.

(c) Except as set forth in Section 3.14(c) of the Disclosure Schedule, the employee benefit plans pursuant to which Business Employees who are employed by the Company or any of its Subsidiaries organized under the laws of the United States receive benefits are plans not maintained by the Company or any of its Subsidiaries but rather by Seller or another Subsidiary of Seller. Section 3.14(c) of the Disclosure Schedule contains a true, complete and accurate list of each employee benefit plan maintained by any Subsidiary of the Company organized outside the United States for the benefit of its employees (the “Foreign Benefit Plans”). The Company has made available to Buyer true, complete and accurate copies of each Foreign Benefit Plan.

(d) Except for such matters which would not have a Material Adverse Effect, as of the Agreement Date, (i) neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization; (ii) there are no strikes, lockouts, slowdowns or work stoppages in effect or, to the Knowledge of the Company, threatened with respect to any employees of the Company or any of its Subsidiaries; and (iii) to the Knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries.

3.15 Accounts Receivable. The accounts receivable of the Company (a) have arisen in the ordinary course of business and are bona fide receivables, (b) arose out of arms’ length transactions in the normal and usual practices of the Company Business, and (c) are recorded in accordance with GAAP on the books and record of the Company Business.

3.16 Brokers. Except for fees owed to Wells Fargo and Digital 360 Consulting, LLC, which fees are being paid for by Seller, the Company has not agreed or become obligated to pay, and has not taken any action the might result in any person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with the Transaction.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the disclosures set forth in the Disclosure Schedule, Seller represents and warrants to Buyer that the statements contained in ARTICLE IV are true and correct on and as of the Agreement Date and shall be true and correct at the Closing Date:

4.1 Corporate Authority Relative to This Agreement; No Violation.

(a) Seller has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the Transaction. The execution, delivery and performance by Seller of this Agreement has been duly and validly approved and authorized by Seller and constitutes the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution, delivery and performance by Seller of this Agreement and the Company Ancillary Agreements and the consummation of the Transaction by Seller does not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than compliance with the applicable requirements of HSR, and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) have a material impact on the Company or (B) prevent or materially delay the consummation of the Transaction.

(c) Assuming compliance with the applicable requirements of HSR, the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the Transaction and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Seller, (ii) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Seller, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease or agreement binding upon Seller or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of Seller, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Encumbrance that would not have a Material Adverse Effect.

4.2 Title to Units. Sonic Solutions, LLC, a California limited liability Company and an indirect wholly-owned Subsidiary of Seller (“Sonic Solutions”), is the sole beneficial and record owner of all of the issued and outstanding Units of the Company. Sonic Solutions holds good, marketable and valid title to such Units, free and clear of all Encumbrances, except for Permitted Encumbrances.

4.3 The Taiwan Entity and Title to Taiwan Shares. Rovi Taiwan Ltd. (the “Taiwan Entity”) is a limited liability company duly organized and validly existing in Taiwan. Rovi Global Services, S.A.R.L., a Luxemburg corporation and an indirect wholly-owned Subsidiary of Seller (“Rovi Global Services”), is the sole beneficial and record owner of all of the Taiwan Shares. Rovi Global Services holds good, marketable and valid title to such Taiwan Shares, free and clear of all Encumbrances, except for Permitted Encumbrances.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company and Seller that the statements contained in this ARTICLE V are true and correct on and as of the Agreement Date and shall be true and correct at all times until the Closing Date:

5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted. Buyer is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate be material to Buyer’s ability to consummate the transactions contemplated by, or to perform its obligations under, this Agreement and the Buyer Ancillary Agreements.

5.2 Corporate Authority Relative to this Agreement; No Violation.

(a) Buyer has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the Transaction. The execution, delivery and performance by Buyer of this Agreement has been duly and validly approved and authorized by Buyer and constitutes the valid and binding agreement of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(b) The execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation of the Transaction by Buyer does not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) have a material impact on the Buyer or (B) prevent or materially delay the consummation of the Transaction.

(c) The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the Transaction and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Buyer, (ii) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Buyer, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease or agreement binding upon Buyer or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of Buyer, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Encumbrance that would not have a Material Adverse Effect.

5.3 Funding. Buyer has adequate funds as of the Agreement Date and will have adequate funds at Closing to fund the Closing Payment.

5.4 Hart-Scott Rodino. Buyer has determined in good faith, in accordance with 16 C.F.R. 801.10, that the fair market value of the voting securities of the Company to be acquired is less than $75.9 million, and that notification of the Transaction contemplated by this Agreement is not required under the Hart-Scott Rodino Act, as amended.

5.5 Exclusive Representations and Warranties. Buyer represents, warrants and acknowledges that, except as expressly provided in ARTICLE III or ARTICLE IV, Buyer is not relying and has not relied on any representations, warranties or other information (or absence thereof) whatsoever regarding the subject matter of this Agreement or any related agreement, express or implied. The representations and warranties of the Company and Seller set forth in ARTICLE III and ARTICLE IV constitute the sole and exclusive representations and warranties made to Buyer in connection with the transactions contemplated by this Agreement or any related agreement, and Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature, express or implied, are specifically disclaimed by Seller and the Company. Without limiting the generality of the foregoing, except as expressly provided in ARTICLE III or ARTICLE IV, neither Seller nor the Company is making or providing, and Buyer hereby waives any right it may otherwise have with respect to, any representation or warranty, express or implied, as to the quality, merchantability, fitness for a particular purpose, or condition of the assets of the Company.

ARTICLE VI

COMPANY COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Closing or (b) the termination of this Agreement in accordance with the provisions of ARTICLE X, the Company covenants and agrees with Buyer as follows:

6.1 Access to Information. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement or the Closing, the Company shall allow Buyer and its agents and representatives reasonable free access during normal business hours upon reasonable notice to its files, books, records, representatives, employees, agents and offices, including, without limitation, any and all information relating to Taxes, commitments, Contracts, leases, licenses, and personal property and financial condition of the Company and its Subsidiaries. All such access shall be subject to the terms of the Non-Disclosure Agreements dated as of February 11, 2014 and February 12, 2014 between Seller and Parallax Capital Partners LLC and StepStone Group LP, respectively (the “Non-Disclosure Agreements”).

6.2 Maintenance of Company Business. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement or the Closing, the Company shall (except to the extent that Buyer shall otherwise consent in writing) operate the Company Business in a manner consistent with its present practice, shall pay its debts and Taxes when due and payable (subject to good faith disputes over such debts or taxes), shall pay or perform other obligations when due and, to the extent consistent with such Company Business, use reasonable efforts consistent with its present practices and policies to preserve intact the Company Business. Except as expressly contemplated by this Agreement, the Company shall not and shall not permit any of its Subsidiaries to, without the prior written consent of Buyer:

(a) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its outstanding securities, or split, combine or reclassify any of its outstanding securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for the outstanding securities of such party, or purchase or otherwise acquire, directly or indirectly, any of its securities;

(b) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any of its securities, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such securities;

(c) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division;

(d) sell, lease, license or otherwise dispose of any of its properties or assets which are material in the aggregate to the Company Business, except in the ordinary course of business;

(e) (i) enter into any collective bargaining agreement affecting the employees of the Company Business, or (ii) except in the ordinary course of business, establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(f) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, in excess of $100,000 in the aggregate, other than trade payables incurred in the ordinary course of business;

(g) incur or commit to incur any capital expenditures in excess of $100,000 in the aggregate or in excess of $50,000 as to any individual matter;

(h) enter into any Contract for the purchase of any real property;

(i) amend or terminate any Material Contract, except in the ordinary course of business;

(j) waive or release any material right or claim, except in the ordinary course of business;

(k) guaranty or act as a surety for any obligation, except in the ordinary course of business;

(l) make or change any material Tax or accounting election, change any annual accounting period, or adopt or change any accounting method;

(m) accelerate the collection of or discount any accounts receivable outside the ordinary course of business consistent with past practice;

(n) delay or postpone the payment of any accounts payable outside the ordinary course of business consistent with past practice;

(o) manage the working capital of the Company Business outside of the ordinary course of business consistent with past practice; or

(p) take, or agree in writing or otherwise to take, any of the actions described in sub-sections (a) through (o) above.

All communications from the Company to Buyer requesting waivers with respect to the provisions of this Section 6.2 shall be directed to Buyer at the address set forth at Section 13.8 of this Agreement. All such requests for waivers shall be promptly considered in good faith by Buyer whose consent with respect thereto shall not be unreasonably withheld, conditioned or delayed.

ARTICLE VII

BUYER COVENANTS

Buyer covenants and agrees with Seller and the Company as follows:

7.1 Indemnification and Insurance.

(a) For a period of six years following the Closing, Buyer shall cause the Company and each of its Subsidiaries to maintain in effect in the Company’s or applicable Subsidiary’s organizational documents or indemnification agreements, the provisions regarding limitation of liability and indemnification of current or former directors, officers and employees of the Company and the applicable Subsidiary (each, an “Indemnified Party”), and the advancement of expenses incurred contained in the organizational documents or indemnification agreements of the Company and its Subsidiaries immediately prior to the Closing and shall honor and fulfill to the fullest extent permitted by Applicable Law such limitation of liability and indemnification obligations. Subsequent to the Closing, Buyer also agrees to cause the Company and its Subsidiaries to indemnify and advance expenses to the Indemnified Parties to the same extent as provided in the preceding sentence.

(b) For a period of six years following the Closing, Buyer shall cause the Company and its Subsidiaries to maintain in effect a policy of directors’ and officers’ liability insurance. From and following the Closing Date, Buyer shall cause the Company and its Subsidiaries to abide by and honor its contractual obligations, if any, to provide directors’ and officers’ liability insurance to any other person, to the extent of such contractual obligation.

(c) If Buyer, or the Company or its Subsidiaries, or any of the successors or assigns of Buyer or the Company or its Subsidiaries (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any other person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Buyer or the Company or its Subsidiaries (as the case may be) shall assume all of the obligations set forth in this Section 7.1. This Section 7.1: (A) shall survive the consummation of the Transaction and the Closing; (B) is intended for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and representatives; (C) shall be binding on all successors and assigns of Buyer and the Company and its Subsidiaries; and (D) provides rights that are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnified Party, or any heir or representative of any Indemnified Party, may have by contract or otherwise.

7.2 Employee Matters.

(a) Updated Employee Schedules. No later than one business day preceding the anticipated Closing Date, the Company shall notify Buyer if any person listed on Section 3.14(a) of the Disclosure Schedule is no longer employed by the applicable employer.

(b) Non-DivX Entity Employees. Within three (3) business days after the Closing Date, Buyer shall offer employment to all of the Non-DivX Entity Employees. Buyer will hire each Non-DivX Entity Employee who accepts the offer of employment extended to him or her. Seller will continue to employ the Non-DivX Entity Employees following the Closing to the extent required pursuant to the Transition Services Agreement. Seller shall use its commercially reasonable efforts to (i) provide Buyer with access to such Non-DivX Entity Employees and (ii) assist Buyer in extending offers of employment to such Non-DivX Entity Employees. Parties acknowledge and agree that the offers of employment to be extended to the Non-DivX Entity Employees shall be on an “at will” basis only if such “at will” employment does not violate any Applicable Law. If Buyer does not establish entities in the relevant jurisdictions in order to employ the Non-DivX Entity Employees within one hundred twenty (120) days after the Closing, Seller shall no longer continue to employ the Non-DivX Entity Employees and Buyer shall be responsible for payment of all severance costs and other liabilities associated with the termination of the Non-DivX Entity Employees by Seller.

(c) DivX Entity Employees. All of the DivX Entity Employees will continue to be the employees of the Company or one of its Subsidiaries, as applicable, upon the Closing. No later than three (3) business days after the Closing Date, but effective as of the Closing Date, Buyer shall deliver a letter to each DivX Entity Employee describing the employee benefits such employee will obtain under the applicable Buyer Benefit Plans after the Closing. Seller shall use its commercially reasonable efforts to (i) provide Buyer with access to such DivX Entity Employees and (ii) assist Buyer in distributing the letters to the DivX Entity Employees.

(d) Terms of Employment. The Non-DivX Entity Employees who accept the offers of employment and the DivX Entity Employees are collectively referred to as the “Retained Employees.” Subject to compliance with any Applicable Law, Buyer shall provide each Retained Employee with (i) base salary and bonus and/or commission opportunities at least as beneficial in the aggregate as those provided by the Company, Seller or their affiliates to such Retained Employee immediately prior to the Closing and (ii) benefits and other terms of employment (other than base salary and bonus and/or commission opportunities) that are substantially similar to the benefits and terms of employment (other than base salary and bonus and/or commission opportunities) provided by Buyer or its affiliates to similarly situated employees employed by Buyer. Notwithstanding the foregoing, where terms and conditions of employment with respect to any Retained Employee are dictated by Applicable Law and are different or more favorable than the terms and conditions set forth in this Section 7.2, the terms and conditions of employment that are dictated by Applicable Law shall apply to such Retained Employee instead of the terms and conditions set forth in this Section 7.2.

(e) Buyer Benefit Plans. Subject to compliance with Applicable Laws, Buyer and the Company agree to (i) give each Retained Employee credit for the plan year in which the Closing occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred by such Retained Employee prior to the Closing under any benefit plan of Seller, the Company or one of their affiliates covering such Retained Employees immediately prior to the Closing Date, and (ii) give each Retained Employee service credit for such Retained Employee’s employment with Seller, the Company or one of their affiliates prior to the Closing for purposes of calculating length of continuous service and for eligibility to participate, vesting credit and entitlement to benefits under each applicable employee benefit plan of Buyer or one of its affiliates (each a “Buyer Benefit Plan”) or as required by Applicable Law. In addition, Buyer and the Company shall (or shall cause one of their respective affiliates) to waive any limitations as to preexisting conditions, exclusions, waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to the Retained Employees under any Buyer Benefit Plan. Nothing in this Section 7.2(e) is intended to prevent Buyer from terminating any of its benefit plans in a manner that does not affect the vested or other pre-existing rights of any Retained Employee.

7.3 Nonsolicitation. For a period of one (1) year from and after the Closing Date (the “Nonsolicitation Period”), Buyer and the Company shall not, and shall cause their respective affiliates not to, without the prior written consent of Seller, directly or indirectly, solicit any employee of Seller or its existing Subsidiaries unless such Person ceased to be an employee of Seller or its existing Subsidiaries due to Seller’s or such Subsidiary’s termination of such Person, or, in the case of such Person’s voluntary termination of employment with Seller or its Subsidiaries, at least three (3) months has elapsed since such Person’s voluntary termination and such action by Buyer or any of its affiliates as the soliciting party. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, Buyer, the Company and their respective affiliates shall not be prohibited from (i) engaging in general solicitations for employment (including, without limitation, through the use of advertisements or third party search firms) not specifically targeted at Seller’s or its existing Subsidiaries employees or (ii) hiring any persons (a) who respond to such general solicitations or (b) who initiate contact with Buyer, the Company or any of its Subsidiaries.

7.4 Buyer Covenant Not to Sue. From and after the Closing Date, Buyer hereby covenants and agrees on behalf of itself and all of its affiliates (and shall cause its affiliates to comply with and be subject to all provisions of this Section 7.4 that are applicable to Buyer), that it shall not commence or threaten or cause to be commenced or threatened, and it covenants not to assert or sue with respect to, any claim of infringement, misappropriation, unlawful use or violation (collectively “Infringement”) of the Transferred Patents against (i) any of the parties listed on Section 3.11(d)(iii) of the Disclosure Schedule (i.e. the counterparties and all suppliers, distributors, and other third parties that contribute to the manufacture or sale of products and/or services covered by the scope of the applicable license, as well as all users of such products and/or services) (each a “Licensed Party”) for any activity for which a Licensed Party is licensed under any Transferred Patents under any patent license referenced on Section 3.11(d)(iii) of the Disclosure Schedule, and (ii) against the “Seller Parties” (defined as the Seller, its affiliates (“Seller Affiliates”), and their successors and permitted assigns) with respect to the Seller Parties’ manufacture use, sale, offer for sale, importation, lease or other disposal of any Seller Products at any time prior to or after the Closing Date, supplier and manufacturers of Seller Parties but solely with respect to their manufacture and supply of Seller Products to Seller Parties; importers, distributors, and resellers of Seller Parties solely with respect to their importation, sale, or offer for sale of the Seller Products, and end users solely with respect to their use of the Seller Products. “Seller Products” means any products or services developed by or for Seller or any Seller Affiliate. For the avoidance of doubt, patent licensing is not considered to be a “service” and clause (ii) of this covenant not to sue will not give Seller or Seller Affiliate the right to sublicense any of the Transferred Patents, whether alone or bundled with other patents owned or controlled by Seller or Seller Affiliate. Clause (ii) of this covenant not to sue will not extend to products which are acquired following the Closing Date as the result of Seller or any Seller Affiliate acquiring another entity or assets. This covenant not to sue relates solely to the Transferred Patents. Except for this covenant not to sue on the Transferred Patents as specifically provided herein, Seller and Seller Affiliates are not retaining any rights to use, copy, distribute, or otherwise exploit any Company IP or any Product. The parties intend that the covenants in this Section 7.4 shall run with the Transferred Patents and Buyer shall ensure that all exclusive licensees and exclusive sublicensees of any Transferred Patents, and each of Buyer’s and their respective successors and assigns who have any ownership or enforcement rights to, any Transferred Patents, and all future owners of any Transferred Patents, agree expressly in writing to be bound by the obligations and covenants in this Section 7.4. The Transferred Patents shall be subject to the terms of all patent licenses and agreements providing covenants not to assert with respect thereto that were entered by Seller or any affiliate of Seller before the Closing Date. Buyer agrees that the Licensed Parties (including, but not limited to Google, Inc. and its affiliates) other than Seller and affiliates of Seller shall be third party beneficiaries to the covenants, other obligations, releases and licenses granted under this Section 7.4. The licenses, releases, covenants and other obligations in this section shall be perpetual.

ARTICLE VIII

OTHER COVENANTS

Buyer covenants and agrees with Seller and the Company, and Seller and the Company agree with Buyer as follows:

8.1 Public Announcement. Except as required by any Applicable Law, neither Buyer or the Company nor any of their respective directors, officers, employees or affiliates, shall make any public announcement, whether written or oral, concerning this Agreement or the subject matter hereof without the prior written consent of Seller; provided, however, the foregoing shall not prohibit Buyer, the Company or any of its Subsidiaries from communicating to their respective employees, customers and suppliers. Seller is permitted to make any public announcement, whether written or oral, concerning this Agreement or the subject matter hereof without the prior written consent of Buyer. Seller shall use reasonable efforts to consult with and notify Buyer of any such announcement prior to making such announcement. Notwithstanding anything herein or in this Agreement, Buyer and Seller shall mutually agree on the content of the press release announcing the transactions contemplated by this Agreement and thereafter Buyer may make such other public statements regarding this Agreement or the transactions contemplated hereby as Buyer may determine is reasonably appropriate.

8.2 Confidentiality. Each party acknowledges that the Non-Disclosure Agreements shall continue in full force and effect in accordance with their terms.

8.3 Satisfaction of Conditions Precedent. Each party shall use its reasonable best efforts to (a) satisfy or cause to be satisfied all the conditions precedent to be satisfied by such party as set forth in ARTICLE IX, (b) cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, (c) obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated by this Agreement.

8.4 Waiver of Conflicts.

(a) Notwithstanding that Seller and the Company and its Subsidiaries have been represented by Cooley LLP (the “Firm”) in the preparation, negotiation and execution of this Agreement and the related agreements (“Transaction Agreements”), each of Buyer and the Company agrees that after the Closing the Firm may represent Seller and/or its affiliates in all matters related to the Transaction Agreements, including in respect of any indemnification claims pursuant to the Transaction Agreements. Each of Buyer and the Company hereby acknowledges, on behalf of itself and its affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation.

(b) Each of Buyer and the Company hereby acknowledges, on behalf of itself and its affiliates, that the Firm has represented the Company and its Subsidiaries in connection with the transactions contemplated by the Transaction Agreements. Such parties agree that any attorney-client privilege, attorney work-product protection and expectation of client confidence attaching as a result of the Firm’s representation of the Company and its Subsidiaries in connection with the transactions contemplated by the Transaction Agreements, and all information and documents covered by such privilege or protection shall, after the Closing, belong to and be controlled solely by Seller and may only be waived by Seller. To the extent that Buyer or the Company has, receives or takes physical possession of any privileged or protected material covered by this Section 8.4 after the Closing, such physical possession or receipt shall not, in any way, be deemed a waiver by Seller or the Company or any of its Subsidiaries of the privileges or protections described in this section.

(c) In the event that a dispute arises between Buyer or the Company and a third party other than Seller, and such dispute relates to a matter for which Buyer may seek recovery pursuant to the terms of this Agreement, Buyer or the Company shall assert the attorney-client privilege on behalf of Seller to prevent disclosure of privileged materials to such third party and such privilege may be waived only with the prior written consent of the Seller.

8.5 Exclusivity. Between the date of this Agreement and the earlier of the Closing or termination (for any reason) of this Agreement, Seller shall not, and shall cause each of its affiliates not to, directly or indirectly, (i) submit, solicit, initiate, knowingly encourage or discuss any proposal or offer from any Person, or enter into any agreement or accept any offer, relating to or consummate any (a) reorganization, liquidation, dissolution or recapitalization of the Company or its Subsidiaries involving or affecting the Company Business, (b) merger or consolidation involving the Company or the Company Business (c) purchase or sale of any assets of the Company Business outside the ordinary course of business consistent with past practice, or (d) similar transaction or business combination involving the Company Business or the assets of the Company Business (each of the foregoing transactions described in clauses (a) through (d), a “Company Transaction”) or (ii) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than the Buyer) to do or seek to do any of the foregoing. Seller agrees to notify the Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to a Company Transaction. Notwithstanding the foregoing, this Section 8.5 shall not limit Seller in any way from engaging in any discussions or solicitations of any transaction regarding (i) direct or indirect acquisition or purchase of all or a majority of the stock or voting securities of Seller, (ii) any tender offer or exchange offer that if consummated would result in any person or entity beneficially owning all or a majority of the voting securities of Seller, or (iii) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving all of Seller’s businesses, including the Company Business.

8.6 Non-Competition. During the 3-year period immediately following the Closing (the “Restricted Period”), Seller and its existing affiliates shall not engage in the “Restricted Business,” which shall mean being the Creator of (a) an audiovisual combined codec and DRM or (b) core video encoding and decoding software. “Creator” shall mean, with respect to the products described (a) or (b), a party that is both: (i) the developer of such product, or where another party developed such product then the exclusive assignee or the exclusive licensee thereof for such product (i.e., such third party developer no longer has licensing rights and no longer has distribution rights, and has neither assigned nor licensed to anyone else neither licensing nor distribution rights, with respect thereto)); and (ii) the initial licensor (other than the developer referenced in clause (i) who licensed it to such party) of such product (as opposed to a sublicensor). For clarity, integrating or offering a technology of which Seller is not the Creator shall not be considered a “Restricted Business.” For the avoidance of doubt, Seller’s and/or its Subsidiaries’ participation with a third party counterparty in a partnership, licensing relationship, minority investment or other commercial arrangement shall not be prohibited by this covenant solely by reason of the fact that such third party counterparty to such arrangement is engaged in a Restricted Business so long as such partnership, licensing relationship, minority investment or other commercial arrangement is not created for the purpose of circumventing this covenant. Further, Buyer agrees that none of the existing businesses of Seller and its Subsidiaries, as conducted as of the Closing Date or as contemplated to be conducted as described in Seller’s current public disclosures, shall be considered a Restricted Business. In addition, in the event Seller or its Subsidiaries acquires any Person during the Restricted Period, and the business of the Person acquired is engaged in a Restricted Business (any such acquisition, a “Subsequent Acquisition”), such Subsequent Acquisition shall not be deemed to result in a breach or violation of the provisions of this covenant if the Person Acquired does not derive more than 33% of its revenue from one or more Restricted Business. Additionally, the acquisition of Seller or any of its Subsidiaries by any Person shall not be deemed to result in a breach or violation of the provisions of this covenant and this covenant shall not apply to such acquiring Person but Seller and its Subsidiaries, including any such Seller or Seller Subsidiary entity acquired by such other Person, shall remain subject to the provisions of this covenant for the full duration of the Restricted Period. Seller and Buyer agree that the terms of the covenant herein are fair and reasonable in light of Buyer’s plans for the Company Business and are necessary to accomplish the full transfer of the goodwill and other intangible assets contemplated hereby. In the event that any of the covenants contained herein shall be determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then any such provision or provisions shall not be deemed void, and the parties hereto agree that said limits may be modified by the court and that said covenant contained herein shall be amended in accordance with said modification, it being specifically agreed by the parties that it is their continuing desire that this covenant be enforced to the full extent of its terms and conditions or if a court finds the scope of the covenant unenforceable, the court should redefine the covenant so as to comply with applicable Law.

8.7 Transferred Patents. Seller shall not, and shall cause its Subsidiaries not to, extend or enter into any new licenses or covenants not to assert with respect to the Transferred Patents.

8.8 Option to License Patents for DivXTV. Buyer shall have an option to enter into a license under Seller’s existing patents (and applications) with respect to DivXTV at the rate set forth in Schedule 8.8 hereto. The license for DivXTV shall not include: (a) linear (as opposed to on-demand) video programming; (b) video programming received from a traditional service provider (e.g., cable, IPTV, satellite) or a guidance application deployed under a brand owned or controlled by a traditional service provider, which is used with the authority of a traditional service provider to provide programming information for content of a traditional service provider; (c) subscription VOD (providing access to video-on-demand services for which the user commits to a recurring payment in exchange for access to a catalog of titles); or (d) third party IPGs (i.e., an IPG or other functionality that interacts or interfaces with, is deployed on, controls, or can be used to display data or programming). In order to exercise such option, Buyer must deliver a written notice to Seller within one (1) year after the Closing Date, requesting such a license. Upon giving such notice, such license shall have retroactive effect to the Closing and be subject to the terms set forth in this paragraph as well as such additional terms as are negotiated between the parties.

8.9 Taiwan Share Transfer. The parties agree that they will enter into a share transfer agreement that is reasonably acceptable to both Seller and Buyer and meets the Applicable Law of any Governmental Authority in Taiwan (the “Taiwan Share Transfer Agreement”) as soon as practicable after the date hereof to contemplate the Taiwan Share Transfer and will coordinate with each other to make appropriate and necessary applications and filings with the applicable Governmental Authorities in Taiwan to ensure that the transactions contemplated by the Taiwan Share Transfer Agreement are consummated promptly. Following the Closing until such time as the transfer of the Taiwan Shares occurs (but in no event later than the date one hundred twenty (120) days following the Closing, unless the failure to transfer the Taiwan Shares by such time is as a result of the Seller’s failure to use commercially reasonable efforts to effectuate such transfer), Seller will operate the Taiwan Entity as directed by Buyer, and at Buyer’s sole cost and expense (the “Taiwan Entity Expenses”). Buyer shall indemnify, compensate and reimburse Seller for any Losses incurred by Seller in connection with or related to its operation of the Taiwan Entity, without any limitation whatsoever. The Seller shall cause the officers and directors of the Taiwan Entity to resign or to be removed effective upon the closing of the transactions contemplated by the Taiwan Share Transfer Agreement.

ARTICLE IX

CONDITIONS TO CLOSING OF THE PURCHASE

9.1 Conditions to the Parties’ Obligation to Effect the Purchase. The respective obligations of the parties to this Agreement to effect the Purchase and the other Purchases contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby nor shall there be any Applicable Law which makes the consummation of the transactions contemplated by this Agreement illegal.

(b) Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority, including those contemplated by HSR and any Antitrust Law, shall have been filed, occurred or been obtained.

9.2 Additional Conditions to Obligations of Buyer. The obligations of Buyer to effect the Purchase and the other transactions contemplated hereby are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Buyer.

(a) Representations and Warranties. The representations and warranties of the Company set forth in ARTICLE III (other than the Fundamental Representations) shall be true and correct on the date hereof and shall be true and correct as of the Closing Date as if such representations and warranties were made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of any such representations and warranties other than the Fundamental Representations to be so true and correct would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Material Adverse Effect” and similar qualifications contained in such representations and warranties shall be disregarded), and the Fundamental Representations shall be true and correct in all material respects on the date hereof and shall be true and correct in all material respects on the Closing Date as if such representations and warranties were made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date); and Buyer shall have received a certificate signed on behalf of the Company by an authorized representative of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied with the agreements and obligations necessary to be performed or complied with by the Company under this Agreement prior to the Closing Date in all material respects; and Buyer shall have received a certificate signed on behalf of the Company by an authorized representative of the Company to such effect.

(c) Representations and Warranties of Seller; Performance of Obligations of Seller. The representations and warranties of Seller set forth in ARTICLE IV shall be true and correct on the date hereof and at and as of the Closing Date as if made on the Closing Date. Seller shall have performed or complied with the agreements and obligations necessary to be performed or complied with by Seller under this Agreement prior to the Closing Date in all material respects; and Buyer shall have received a certificate signed on behalf of Seller by an authorized representative of Seller to such effect.

(d) Transition Services Agreement. Seller shall have delivered to Buyer a Transition Services Agreement, in the form attached hereto as Exhibit A (the “Transition Services Agreement”), duly executed by an executive officer of Seller.

(e) Termination of Guarantees and Security Interests. Seller shall have delivered to Buyer evidence of the release and termination of the liens and security interests against and in the Units and the assets of the Company and its Subsidiaries securing the guarantees by the Company and its Subsidiaries of indebtedness under the agreements listed in Section 4.2 of the Disclosure Schedule; it being acknowledged that U.S. liens securing Seller’s obligations under the Credit Agreement will be released and terminated at the time of Closing, foreign liens set forth in Section 2.1 of the Disclosure Schedule may not be released and terminated by the Closing and that evidence of such release and termination for all liens will not be provided until after the Closing.

(f) Intercompany Obligations. All intercompany payables and receivables between (i) the Company and its affiliates, on the one hand, and (ii) the Seller or its affiliates, on the other hand, shall have been satisfied in full.

9.3 Additional Conditions to Obligations of Seller. The obligation of Seller to effect the Purchase and the other transactions contemplated hereby is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in ARTICLE V, taken as a whole, shall be true and correct in all material respects on the date hereof and at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date); and the Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer of Buyer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed or complied with the agreements and obligations necessary to be performed or complied with by Buyer under this Agreement prior to the Closing Date in all material respects; and the Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer of Buyer to such effect.

(c) Transition Services Agreement. Buyer shall have delivered to Seller the Transition Services Agreement duly executed by an executive officer of Buyer.

(d) Payment of Total Consideration. Buyer shall have delivered to Seller the Closing Payment.

ARTICLE X

TERMINATION OF AGREEMENT

10.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Buyer and Seller.

10.2 Unilateral Termination. This Agreement may be terminated at any time prior to the Closing by:

(a) Either of Buyer or Seller by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction.

(b) Either of Buyer or Seller by giving written notice to the other, may terminate this Agreement if the Transaction and the other transactions contemplated by Section 2.1 hereof shall not have been consummated by midnight Pacific Time on March 31, 2014 (the “End Date”); provided, however, that if by the End Date, the conditions set forth in Section 9.1(b) shall not have been satisfied but all other conditions shall be satisfied (other than conditions, which conditions remain capable of being satisfied, set forth in Section 9.2 and Section 9.3), the End Date may be extended by either Buyer or Seller in its discretion, by three (3) months from its schedule expiry (in which case any references to the End Date herein shall mean the End Date as extended); provided, further, that the right to terminate this Agreement pursuant to this Section 10.2(b) shall not be available to any party whose breach of a representation or warranty or covenant made under this Agreement by such party is the proximate cause of the failure of any condition set forth in ARTICLE IX to be fulfilled or satisfied on or before such date.

(c) Buyer, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 9.1 or 9.2 or failure of the Closing to occur and (ii) cannot be cured by the End Date; provided, that Buyer shall have given the Company written notice, delivered at least fifteen (15) days prior to such termination, stating Buyer’s intention to terminate this Agreement pursuant to this Section 10.2(c) and the basis for such termination (and such matter shall not have been cured); provided, however, that Buyer shall not have a right to terminate this Agreement pursuant to this Section 10.2(c) if Buyer is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Sections 9.1 or 9.2.

(d) Seller, if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 9.1 or 9.3 or failure of the Closing to occur and (ii) cannot be cured by the End Date; provided that Seller shall have given Buyer written notice, delivered at least fifteen (15) days prior to such termination, stating Seller’s intention to terminate this Agreement pursuant to this Section 10.2(d) and the basis for such termination (and such matter shall not have been cured); provided, however, that Seller shall not have a right to terminate this Agreement pursuant to this Section 10.2(d) if Seller or the Company is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Sections 9.1 or 9.2.

10.3 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1 or 10.2, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Buyer, Seller, the Company or their respective officers, directors, stockholders or affiliates; provided, however, that (i) the provisions of Section 8.2 (Confidentiality), this Section 10.3 (Effect of Termination) and ARTICLE XIII (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from liability in connection with any breach of any of such party’s representations, warranties or covenants contained herein.

ARTICLE XI

SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES; CONTINUING COVENANTS

11.1 Survival. The representations and warranties contained in this Agreement or in any certificate, schedule or document delivered hereunder and the related indemnification obligations set forth in Sections 11.2 and 11.3, shall survive the Closing Date until the date that is twelve (12) months from the Closing Date; provided, however, that the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4(a), 3.4(b), 3.11(b), 4.1 and 4.2 (the “Fundamental Representations”) and the related indemnification obligations therefor set forth in Sections 11.2 and 11.3 shall survive the Closing indefinitely. Any covenant and agreement to be performed after the Closing Date and the related indemnification obligations therefor set forth in Sections 11.2 and 11.3 shall survive the Closing indefinitely and any covenant and agreement to be performed prior to the Closing and the related indemnification obligations therefor set forth in Sections 11.2 and 11.3 shall survive the Closing Date until the date that is twelve (12) months from the Closing Date. Notwithstanding the foregoing, any representation, warranty, covenant or agreement that would otherwise terminate will continue to survive if a Claim Notice (as defined below) shall have been timely given in good faith based on facts reasonably expected to establish a valid claim under this ARTICLE XI on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this ARTICLE XI. The indemnification provisions set forth in Sections 11.2 and 11.3 and the other covenants and agreements contained in this Agreement shall survive indefinitely.

11.2 Indemnification by Seller. After the Closing Date and subject to the additional provisions set forth in this ARTICLE XI, Seller shall indemnify Buyer and Buyer’s stockholders, officers, directors,

employees and representatives (each a “Buyer Indemnitee”) against, and hold each Buyer Indemnitee harmless from, any and all claims, losses, damages, liabilities, payments and obligations, and all reasonable out-of-pocket expenses, including, without limitation, reasonable legal fees and costs of settlement whether or not arising from a third party claim (collectively “Losses”), incurred, suffered, sustained or required to be paid, directly or indirectly, by, or imposed upon, such Buyer Indemnitee resulting from, related to or arising out of (i) any breach or inaccuracy as of the Agreement Date or the Closing Date of any representation or warranty of the Company or Seller contained in this Agreement or the Company Ancillary Agreements delivered to Buyer pursuant to the provisions of this Agreement; (ii) any breach by the Company or Seller or any failure of the Company or Seller to perform any of the covenants or obligations contained in this Agreement or the Company Ancillary Agreements delivered to Buyer pursuant to the provisions of this Agreement; (iii) any Indebtedness of the Company or any of its Subsidiaries; (iv) the matter disclosed in Section 3.8(1) of the Disclosure Schedule (the “Specified Matter”) but only to the extent of any Losses in excess of $250,000; and (v) the matter disclosed in Section 3.8(2) of the Disclosure Schedule. Seller shall indemnify and hold harmless Buyer and Buyer’s direct and indirect customers and each of their officers, directors, employees, and agents from and against any and all damages (including, without limitation, any lost profits resulting from any temporary or permanent injunction), liabilities, judgments, losses, expenses (including attorneys’ fees) and costs arising from or relating to the matter set forth on Schedule 11.2.

11.3 Indemnification by Buyer. After the Closing Date and subject to the additional provisions set forth in this ARTICLE XI, Buyer shall indemnify Seller and Seller’s respective stockholders, officers, directors, employees and representatives (each a “Seller Indemnitee”) against, and hold each Seller Indemnitee harmless from, any and all Losses, incurred, suffered, sustained or required to be paid, directly or indirectly, by, or imposed upon, such Seller Indemnitee resulting from, related to or arising out of (i) any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement or the Buyer Ancillary Agreements delivered to Seller pursuant to the provisions of this Agreement; (ii) any breach by Buyer or any failure of Buyer to perform any of the covenants contained in this Agreement or the Buyer Ancillary Agreements delivered to Seller pursuant to the provisions of this Agreement; and (iii) any claim by any third party brought against any Seller Indemnitee in connection with or arising from the operation of the Company Business (unless such claim arises from a breach of a representation or warranty by the Company) following the Closing Date.

11.4 Third Party Claims; Specified Matter.

(a) If any Buyer Indemnitee or Seller Indemnitee (each referred to as an “Indemnitee”) receives notice of the assertion by any third party of any claim or of the commencement by any such third party of any action (any such claim or action being referred to herein as an “Indemnifiable Claim”) with respect to which Seller or Buyer (each referred to as “Indemnitor”) are or may be obligated to provide indemnification, the Indemnitee shall promptly notify the Indemnitor in writing (the “Claim Notice”) of the Indemnifiable Claim; provided, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnitor to provide indemnification hereunder, except to the extent that any Losses directly resulted or were caused by such failure.

(b) The Indemnitors shall have thirty (30) days after receipt of the Claim Notice (unless the claim or action requires a response before the expiration of such thirty-day period, in which case the Indemnitors shall have until the date that is ten (10) days before the required response date) to acknowledge responsibility (subject to the limitations of this ARTICLE XI) and undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnitees shall cooperate with the Indemnitors in connection therewith; provided, that (i) the Indemnitor shall permit the Indemnitee to participate in such settlement or defense through counsel chosen by the Indemnitee, provided, that the fees and expenses of such Indemnitee’s counsel shall not be borne by the Indemnitors; (ii) the Indemnitor shall not settle any Indemnifiable Claim without the Indemnitee’s consent if the settlement (A) requires the Indemnitee to admit wrongdoing, pay any fines or refrain from any action, (B) does not include a full release of Indemnitee or (C) may reasonably be expected to materially impact the ongoing operations of the Company Business; and (iii) if, in the opinion of counsel to the Indemnitor, either (x) the Indemnitee has separate defenses from the Indemnitor, (y) there is a conflict of interest between the Indemnitor and Indemnitee or (z) there is any danger of criminal liability of the Indemnitee, then the Indemnitee shall be permitted to retain special counsel of its own choosing at the reasonable expense of the Indemnitor. So long as the Indemnitor is vigorously contesting any such Indemnifiable Claim in good faith, the Indemnitee shall not pay or settle such claim without the Indemnitor’s consent, which consent shall not be unreasonably withheld.

(c) If the Indemnitor does not notify the Indemnitee within thirty (30) days after receipt of the Claim Notice (or before the date that is ten (10) days before the required response date, if the claim or action requires a response before the expiration of such thirty-day period), that it acknowledges responsibility and elects to undertake the defense of the Indemnifiable Claim described therein, the Indemnitee shall have the right to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided, that the Indemnitee shall notify the Indemnitor of any compromise or settlement of any such Indemnifiable Claim.

(d) Buyer shall cooperate fully as and to the extent reasonably requested by Seller in connection with the Specified Matter. Such cooperation shall include the retention and the provision of records and information (upon request of Seller and at the Seller’s expense) which are reasonably relevant to the Specified Matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

11.5 Limits on Indemnification. Except with respect to claims for equitable remedies and claims based on fraud, following the Closing Date, (i) no Indemnitor shall have an indemnification obligation for any amount for Losses arising out of or resulting from the causes enumerated in Sections 11.2(i) (other than with respect to claims arising out of or resulting from a breach or inaccuracy of any Fundamental Representation) or Section 11.3(i), as applicable, in excess of ten percent (10.0%) of the Closing Payment; (ii) no Indemnitor shall have an indemnification obligation for any amount for Losses arising out of or resulting from a breach or inaccuracy of any Fundamental Representation (other than the representations and warranties in Section 3.11(b) (the “Special IP Representation”)), in excess of the Total Consideration (only to the extent paid to Seller); and (iii) no Indemnitor shall have any indemnification obligation for any amount of Losses arising out of or resulting from the causes enumerated in Section 11.2(i) or Section 11.3(i), as appropriate, other than those arising out of or resulting from a breach or inaccuracy of any Fundamental Representation or Section 3.8, until the total amount of resulting Losses exceeds one percent (1%) of the Closing Payment (the “Threshold Amount”), after which time the Indemnitor shall be liable only for the amount of Losses in excess of the Threshold Amount. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Losses arising out of or resulting from a breach or inaccuracy of any Special IP Representation shall not be limited in amount. The amount of any Losses indemnifiable by either party pursuant to this ARTICLE XI shall be adjusted to reflect the value of any insurance proceeds actually received (net of any deductibles, retention or self-insurance) by the Indemnitee or its successors or assigns in respect of such Losses; provided, however, that no Indemnitee shall have any obligation to pursue such insurance proceeds or recovery from third Persons. If any such proceeds or recoveries are received by an Indemnitee with respect to any Losses after a party hereto has made a payment to the Indemnitee with respect to such Losses, the Indemnitee shall pay to such party the amount of such proceeds or recoveries (up to the amount of such party’s payment with respect to such Losses). Claims for Losses made pursuant to Sections 11.2(i) and 11.3(i) may be made at any time prior to the Expiration Date and all other claims for Losses pursuant to this ARTICLE XI may be made indefinitely.

11.6 Exclusive Remedy. Except in the case of fraud or Seller’s or Buyer’s pursuit of specific performance of the covenants and agreements in this Agreement (including, for avoidance of doubt, Buyer’s obligation to pay the Total Consideration in accordance with this Agreement), following the Closing, the sole and exclusive remedy of an Indemnitee for Losses hereunder shall be to seek indemnification from the Indemnitor in accordance with the terms and provisions of this ARTICLE XI.

11.7 Treatment of Indemnification Payments. Each of Buyer and Seller agrees to treat any payment made by Seller under this ARTICLE XI as an adjustment to the Total Consideration.

11.8 Right to Offset.

(a) If any claim for indemnification pursuant to Section 11.2 is resolved, in whole or in part, in favor of Buyer or any other Buyer Indemnitee, then the amount determined to be due Buyer or such Buyer Indemnitee may be off-set by Buyer against any amounts otherwise payable to Seller hereunder (including, without limitation, the Earnout Payments) to the extent not previously paid to Buyer or such Buyer Indemnitee pursuant to this ARTICLE XI. The right of set-off described in this Section 11.8(a) shall not preclude Buyer or any other Buyer Indemnitee from pursuing any other remedy under this Agreement or seeking injunctive relief or specific performance to enforce specifically the terms of this Agreement to the extent permitted by applicable Law.

(b) If any claim for indemnification pursuant to Section 11.3 is resolved, in whole or in part, in favor of Seller or any other Seller Indemnitee, then the amount determined to be due Seller or such Seller Indemnitee may be off-set by Seller against any amounts otherwise payable to Buyer hereunder to the extent not previously paid to Seller or such Seller Indemnitee pursuant to this ARTICLE XI. The right of set-off described in this Section 11.8(b) shall not preclude Seller or any other Seller Indemnitee from pursuing any other remedy under this Agreement or seeking injunctive relief or specific performance to enforce specifically the terms of this Agreement to the extent permitted by applicable Law.

ARTICLE XII

CERTAIN TAX MATTERS

12.1 Apportionment of Taxes. In order to apportion appropriately any Taxes relating to a period that includes but does not end on the Closing Date, the parties hereto will, to the extent permitted by Applicable Laws, elect with the relevant Taxing Authority to treat the Closing Date as the last day of a taxable period of the Company and each Subsidiary, and the such taxable period shall be a Pre-Closing Period. To the extent any such election is not available, Taxes for any Straddle Period will be allocable between the portion of such Straddle Period treated as a Pre-Closing Period and the portion of such Straddle Period treated as a Post-Closing Period as follows: (a) in the case of any Taxes based on or measured by income or receipts, Taxes allocable to the Pre-Closing Period will be determined based on an interim closing of the books as of the close of business on the Closing Date, and Taxes allocable to the Post-Closing Period shall be the remainder of such Taxes for such Straddle Period, and (b) the amount of other Taxes of the Company for a Straddle Period that are allocable to the Pre-Closing Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days from (and including) the first day of such taxable period through (and including) the Closing Date, and the denominator of which is the number of days in such Straddle Period, and the remainder of Taxes for such Straddle Period shall be allocable to the Post-Closing Period.

12.2 Preparation of Pre-Closing Period Tax Returns. Seller shall prepare or cause to be prepared all Pre-Closing Period Tax Returns of the Company and each Subsidiary that are filed after the Closing Date, which Tax Returns shall be prepared in accordance with the Company’s and such

Subsidiary’s past practices and customs (unless Seller reasonably determines that a different treatment of any item is required by any Applicable Law). Seller shall provide to Buyer drafts of any such Pre-Closing Period Tax Returns, in each case at least fifteen (15) days prior to filing, for Buyer’s review and approval, which approval will not be unreasonably withheld, provided that, for the avoidance of doubt, federal and applicable state income, franchise or similar Tax Returns filed by Seller or any member of any consolidated, combined or unitary Tax filing group including Seller that include the income and loss of the Company as a “disregarded entity” shall not be considered Pre-Closing Period Tax Returns of the Company. Buyer will not file any Tax Returns of Company or any Subsidiary for any Pre-Closing Tax Period, including without limitation any amended Tax Returns, without the prior written approval of Seller, which approval may be withheld in Seller’s sole discretion.

12.3 Straddle Period Tax Returns. Buyer shall prepare or cause to be prepared all Straddle Period Tax Returns of the Company and each Subsidiary, which Tax Returns shall be prepared in accordance with past practices and customs (unless Buyer reasonably determines that a different treatment of any item is required by any Applicable Law). Buyer shall provide to Seller drafts of any Straddle Period Tax Returns, in each case at least fifteen (15) days prior to filing, for Seller’s review and approval, which approval will not be unreasonably withheld.

12.4 Tax Controversies. If, subsequent to the Closing, either Buyer or Seller receives notice of an inquiry, claim, assessment, audit or similar event by any Taxing Authority that, if successful, could reasonably be expected to result in an indemnity payment hereunder (such inquiry, claim, assessment, audit or similar event or other claim, a “Tax Controversy”), then as soon as reasonably practicable after receipt of such notice, Buyer or Seller, as the case may be, shall promptly give written notice to the other party of any such Tax Controversy; provided, however, that failure of any party to give such notice shall not relieve the other party of any liability hereunder except to the extent, if any, that the rights of such other party with respect to such Controversy are materially actually prejudiced thereby. Seller will have the right to control the conduct and resolution of any Tax Controversy relating solely to a Pre-Closing Period; provided, however, that (i) Buyer will be entitled to participate, at Buyer’s expense, in the conduct and resolution of such Tax Controversy using counsel of its choice, (ii) Seller will keep Buyer informed on a timely basis of all material developments with respect to such Tax Controversy and (iii) Seller will not resolve any such Tax Controversy without Buyer’s written consent, which will not be unreasonably withheld. Buyer and Seller will have the right to jointly control the conduct and resolution of any Tax Controversy relating to a Straddle Period, and neither party will resolve any such Tax Controversy without the other party’s written consent, which will not be unreasonably withheld.

12.5 Cooperation. Seller and Buyer shall cooperate fully as and to the extent reasonably requested by the other party in connection with the filing of Tax Returns and any Tax Controversy. Such cooperation shall include the retention and the provision of records and information (upon request of any of the above-named parties and at the requesting party’s expense) which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

12.6 Responsibility for Company Taxes. Seller shall be responsible for, and shall indemnify and hold harmless Buyer against, Taxes of the Company and each Subsidiary for any Pre-Closing Period, including the portion of a Straddle Period treated as a Pre-Closing Period. Buyer shall be responsible for, and shall indemnify and hold harmless Seller against, Taxes of the Company and each Subsidiary for any Post-Closing Period, including the portion of a Straddle Period treated as a Post-Closing Period.

12.7 Tax Attributes. To the extent that the Affiliated Group of Seller recognizes a loss on the sale of the Company’s Subsidiaries as a result of the transactions contemplated by this Agreement, Seller will take action as necessary to ensure that no Tax attributes of such Subsidiary are reduced by reason of Treasury Regulation section 1.1502-36 or any similar provision of state, local or foreign Law.

ARTICLE XIII

MISCELLANEOUS

13.1 Governing Law. The internal laws of State of Delaware, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

13.2 Assignment; Binding Upon Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigned. This Agreement shall not be assignable (whether in whole or in part) by any party hereto without the prior written consent of the other parties hereto. Any assignment in violation of this provision shall be void.

13.3 Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those to which it is held invalid or unenforceable. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent practicable, the economic, business and other purposes of the void or unenforceable provision.

13.4 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories. This Agreement may be executed and delivered by one party hereto to the other parties hereto by facsimile or e-mail transmission of a photocopy of the original signature page hereto, and upon receipt of such facsimile or e-mail transmission will be deemed to have the same effect as if the original signature had been delivered to the other parties. The parties shall endeavor to exchange the original signature copies, but the failure to deliver the original signature copy and/or the nonreceipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Agreement.

13.5 Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

13.6 Amendments and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by Buyer, the Company, and Seller (on behalf of Seller). The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. At any time prior to the Closing, each of the Company, Buyer, and Seller may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

13.7 Expenses. Except as expressly provided otherwise herein, whether or not the Transaction and the other transactions contemplated hereby are successfully consummated, each party shall bear its respective legal, accountants, and financial advisory fees and other expenses incurred with respect to this Agreement, the Transaction and the transactions contemplated hereby; provided, however, that Seller shall bear and be solely responsible for the expenses incurred by or on behalf of Seller, the Company and/or any of its Subsidiaries at or prior to the Closing associated with the transactions contemplated by this Agreement and the Company Ancillary Agreements.

13.8 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

13.9 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in Person, sent by facsimile and followed by certified first-class postage pre-paid mail, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, three (3) business days after mailing if sent by mail, and one (1) business day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 13.8:

If to the Company (prior to the Closing), or Seller:

c/o Rovi Corporation

2830 De La Cruz Blvd.

Santa Clara, CA 95050

Attention: General Counsel

Facsimile No.: (408) 567-1807

with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attention: Jon Gavenman, Esq. and Jennifer Fonner DiNucci, Esq.

Facsimile No.: (650) 849-7400

If to the Company (after the Closing) or to Buyer:

PCF Number 1, Inc.

23332 Mill Creek Drive

Suite 155

Laguna Hills, California 92653

Attention: James R. Hale

Facsimile No.: (949) 296 4801

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

695 Town Center Drive

Costa Mesa, California 92626

Attention: Douglas A. Schaaf

Facsimile No.: (714) 668 6441

13.10 Interpretation; Rules of Construction. When a provision of ARTICLE III or IV states that a document or thing has been delivered to Buyer, the parties intend for the availability of that document or thing via the electronic data room established for Buyer’s review to constitute delivery. When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference shall be to an Exhibit to, Section of or Article of this Agreement, respectively, unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

13.11 Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any Encumbrance, customer, employee, affiliate, stockholder, partner or any party hereto or any other Person and all provisions hereof shall be personal solely between the parties to this Agreement, except for the provisions of Section 7.1 (which, from and after the Closing, shall be for the benefit of each Indemnified Party), Section 7.2 (which, from and after the Closing, shall be for the benefit of each Business Employee) and ARTICLE XI (which, from and after the Closing, shall be for the benefit of each Indemnitee).

13.12 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Company Ancillary Agreements and the Buyer Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Non-Disclosure Agreements. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

13.13 Waiver Of Jury Trial. EACH OF BUYER, THE COMPANY, AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER, THE COMPANY OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

ROVI CORPORATION

By:	/s/ Peter Halt
Name:	Peter Halt
Title:	Authorized Signatory

COMPANY:

DIVX LLC

By:	/s/ Sandy Kalina
Name:	Sandy Kalina
Title:	Authorized Signatory

Signature Page to Unit Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

PCF NUMBER 1, INC.

By:	/s/ James Hale
Name:	James Hale
Title:	Chairman and Chief Executive Officer

Signature Page to Unit Purchase Agreement